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                                                                  Exhibit 10.19


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                                                                 COVIA CONTRACT
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                                                                      00970

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COMDISCO(R) MASTER LEASE
            Comdisco, Inc. -- Lessor

      MASTER LEASE AGREEMENT dated as of November 11, 1988 by and between COMDISCO, INC. (hereinafter called "Lessor") having its principal office and place of business at 6400 Shafer Court, Rosemont, Illinois 60018 and Covia Partnership (hereinafter called "Lessee") having its principal office and place of business at 9700 West Higgins Road, Rosemont, IL 60018

      IN CONSIDERATION of the mutual agreements hereinafter set forth and the payment of rent as herein provided for, the parties hereto agree as follows:

1. Property Leased.

      In consideration of the rent to be paid by Lessee and the covenants and agreements of Lessee hereinafter set forth, Lessor hereby rents, demises and lets to Lessee all of the tangible personal property listed on each Equipment Schedule executed, from time to time, pursuant to this Master Lease (with respect to any Equipment Schedule, hereinafter called the "Equipment"). Each Equipment Schedule shall be substantially in the form annexed hereto as Exhibit A and made a part hereof, shall incorporate therein all of the terms and conditions of this Master Lease and shall contain such additional terms and conditions as Lessor and Lessee shall agree upon.

2. Term.

      The term of this Master Lease shall commence on the date set forth above and shall continue in effect thereafter so long as any Equipment Schedule entered into pursuant to this Master Lease remains in effect.

      The lease term for each Equipment Schedule shall commence on the first to occur of the day on which the Equipment listed on said Equipment Schedule is installed and approved for coverage under a prime shift maintenance contract by the manufacturer thereof or the seventh (7th) day after delivery by Lessor if a delay of installation and approval is caused by Lessee (hereinafter called the "Commencement Date"); provided, however, that if the Equipment is specified as "new" in such Equipment Schedule the date of installation of such Equipment shall constitute the Commencement Date. The lease term shall continue for the number of full months set forth in such Equipment Schedule (hereinafter called the "Initial Term"), commencing on the first day of the month following the Commencement Date (or commencing on the Commencement Date if such Date is on the first day of the month). On the Commencement Date the Lessee will execute and deliver to the Lessor a letter, in a form to be specified by the Lessor, which confirms such Commencement Date.

3. Rent and Payment.

      Lessee shall pay to Lessor, as rental for the Equipment during each month of the Initial Term of any Equipment Schedule, the Monthly Rent set forth in such Equipment Schedule, which shall be due and payable in advance on the first day of each calendar month during such Initial Term (each such date being hereinafter called a "Monthly Rent Payment Date"). If the Commencement Date of any Equipment Schedule shall be other than the first day of the month, Lessee shall make rental payments ("Interim Rent") equal to one-thirtieth of the Monthly Rent set forth in the Equipment Schedule for each day from and including the Commencement Date through and including the last day of the month prior to the beginning of the Initial Term. Rent shall be paid to Lessor by check or wire transfer so as to constitute immediately available funds at the address of Lessor set forth above or at such other place as Lessor shall designate in writing, or, if to an assignee of Lessor, at such place as such assignee shall designate in writing, and shall be paid free and clear of all claims, demands or setoffs against Lessor or such assignee. Whenever any payment (of rent or otherwise) is not made when due hereunder, Lessee shall pay interest on such amount at the rate of 18% per annum or the maximum allowable rate of interest permitted by the law of the state where the Equipment is located, whichever is less (the "Overdue Rate"), to the date of payment.

4. Selection; Warranty and Disclaimer of Warranties.

      4.1 Selection. Lessee acknowledges, represents and warrants that it has made the selection of the Equipment based on its own judgment and expressly disclaims any reliance upon statements made by the Lessor. Lessee authorizes Lessor to insert in each Equipment Schedule the serial number and other identifying data of the Equipment.

      4.2 Warranty and Disclaimer of Warranties. Lessor warrants to Lessee that, so long as Lessee shall not be in default of any of the provisions of the applicable Equipment Schedule, neither owner, Lessor, nor any assignee or secured party of Lessor will disturb Lessee's quiet and peaceful possession of the Equipment and Lessee's unrestricted use thereof for its intended purpose. LESSOR MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY OR ITS FITNESS OR CAPACITY OR DURABILITY FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE EQUIPMENT OR CONFORMITY OF THE EQUIPMENT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER OR ORDERS RELATING THERETO AND, AS TO LESSOR, LESSEE LEASES THE EQUIPMENT "AS IS". Lessor shall not be liable, to any extent whatever, for the selection, quality, condition, merchantability, suitability, fitness, operation or performance of the Equipment. Without limiting the generality of the foregoing, Lessor shall not be liable to Lessee for any liability, claim, loss, damage or expense of any kind or nature (including strict liability in tort) caused, directly or indirectly, by the Equipment or any inadequacy thereof for any purpose, or any deficiency or defect therein, or the use or maintenance thereof, or any repairs, servicing or adjustments thereto; or any delay in providing or failure to provide any part thereof, or any interruption or loss of service or use thereof, or any loss of business, or any damage whatsoever and howsoever caused except for any such loss or damage caused by the wilful misconduct of Lessor, or its agents and representatives. Lessor hereby appoints Lessee as Lessor's agent to assert, during the term of the applicable Equipment Schedule, any right Lessor may have to enforce the manufacturer's warranties, if any; provided, however, that Lessee shall indemnify and hold Lessor or its assignee harmless from and against any and all claims, costs, expenses, damages, losses and liabilities incurred or suffered by Lessor as a result of or incident to any action by Lessee in connection therewith.

5. Title and Assignment.

      5.1 Title. Nothing contained in any Equipment Schedule shall give or convey to Lessee any right, title or interest in or to the Equipment, except as a Lessee as set forth therein and Lessee represents and agrees that Lessee shall hold the Equipment subject and subordinate to the rights of the owner.